Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

Quest Resource Holding Corporation (the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: its common stock, par value $0.001 per share (“Common Stock”). The following is a summary of the material terms of the Common Stock. This summary is qualified in its entirety by reference to the Company’s Third Amended and Restated Articles of Incorporation, as amended (the “Charter”), and Third Amended and Restated Bylaws, as amended (the “Bylaws”), which are incorporated herein by reference as Exhibit 3.1 and Exhibit 3.2, respectively, to the Company’s Annual Report on Form 10-K of which this Exhibit 4.1 is a part. We encourage you to read the Charter, the Bylaws and applicable provisions of the Nevada Private Corporations Code (“Nevada law”) for additional information.

Description of Common Stock

Authorized Common Stock

The Company is authorized to issue 200,000,000 shares of Common Stock, of which 20,606,395 were outstanding as of March 12, 2025.

Voting Rights and Requirements

Each outstanding share of Common Stock is entitled to one vote per share of record on all matters submitted to a vote of stockholders and to vote together as a single class for the election of directors and in respect of other corporate matters. At any meeting of stockholders at which a quorum is present, all matters, except as otherwise provided in the Charter, in the Bylaws, or by law, shall be decided by the vote of a majority in voting interest of the stockholders present in person or by proxy and entitled to vote thereat and thereon.

Holders of shares of Common Stock do not have cumulative voting rights.

Dividends Rights and Miscellaneous

Subject to limitations under Nevada law and preferences that may apply to any then-outstanding shares of preferred stock, holders of Common Stock are entitled to share in all dividends or other distributions when, as, and if declared by our Board of Directors. The right of our Board of Directors to declare dividends or make any distributions to our stockholders, however, is subject to any indebtedness outstanding from time to time and the availability of sufficient funds under Nevada law to pay dividends.

Holders of our Common Stock have no preemptive rights, no conversion rights, and there are no redemption provisions applicable to our Common Stock. We are authorized to issue 10,000,000 shares of preferred stock, par value $0.001 per share. Our Board of Directors is authorized to issue from time to time, without stockholder authorization, in one or more designated series or classes, any or all of the authorized but unissued shares of preferred stock with such dividend, redemption, conversion, and exchange provisions as may be provided in the particular series. Any series of preferred stock may possess voting, dividend, liquidation, and redemption rights superior to that of our Common Stock. The rights of the holders of our Common Stock will be subject to and may be adversely affected by the rights of the holders of any preferred stock that may be issued by us in the future. As of March 12, 2025, no class or series of preferred stock has been designated and no shares of preferred stock have been issued.

Options and Other Stock-Based Rights

From time to time, we have issued and expect to continue to issue options and other stock-based rights, including restricted stock units, to various lenders, investors, advisors, consultants, employees, officers, and directors of our Company. As of March 12, 2025, we had outstanding stock options to purchase 2,511,449 shares of our Common Stock at a weighted average exercise price of $3.28 per share, of which 2,334,615 shares of Common Stock were issuable upon exercise of vested stock options as of that date.

Stock Exchange Listing

The Common Stock is listed on the Nasdaq Capital Market under the trading symbol “QRHC”.

Transfer Agent and Registrar

The transfer agent and registrar for the Common Stock is Continental Stock Transfer & Trust Company.